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                                                                   EXHIBIT 10.28


September  24, 2002

Mr. Robert Smith
125 Lakeview Drive

Woodside, CA  94062-1124

Dear Bob:

Congratulations on your retirement as an officer of Novellus effective September 30, 2002. While you will continue as an employee advisor to the Company over the next several years, it will not be at the hectic pace of the last five years.

As you and I discussed, you will receive a one time bonus payment of $325,000 on October 1, 2002. In addition, you will go to one half salary ($162,500 annualized) from October 1, 2002 until September 30, 2003, at which time you will further reduce to one quarter salary ($81,250 annualized) from October 1, 2003 until September 30, 2004. Beginning October 1, 2004 your salary will be reduced to $40,625 until September 30, 2006 at which time all payments from Novellus will cease.

Your participation in the Employee Stock Purchase Plan via after-tax payroll deductions will continue until September 30, 2006, unless you choose to stop your contributions and withdraw from the Plan. Your outstanding unvested stock options will immediately vest as of September 30, 2002. You may exercise your Company stock options until September 30, 2006. After September 30, 2006, all vested stock options will lapse if not exercised within ninety (90) days.

Novellus will continue to pay one hundred percent of the cost of your medical, dental, vision, life and long term disability insurance coverage and a portion for your dependents during this entire period. Your pre-tax payroll deductions for your share in the cost of dependent coverage must continue in order to maintain coverage for them. The life insurance benefit would be paid to your beneficiary at 2x the rate of your current salary. That means if your salary was $40,625 it would pay the maximum benefit allowed of $81,250. After September 30, 2006 you will be eligible to convert your life insurance coverage to an individual policy.

After September 30, 2006 you will also be eligible to convert certain benefits including your medical, dental, and vision insurance coverage under COBRA for up to 18 months, and will be provided with information describing this conversion election at that time. Except for the terms outlined in this letter, you will not be entitled to any compensation, benefits or other perquisites of employment after September 30, 2006.

It has been enjoyable working with you over the last five years. You have made many lasting contributions to the company that will always be appreciated. You have had a lasting effect on the company and the people with whom you have worked and we look forward to continuing to work with you over the next four years.

Sincerely,

NOVELLUS SYSTEMS, INC.


Richard S. Hill
Chairman and CEO

Cc:   Novellus Board of Directors
      Novellus Human Resources Department